Exhibit 99.1

For Immediate Release

Waterside Capital Corporation

3092 Brickhouse Court

Virginia Beach, VA 23452

Contacts for Waterside Capital Corporation:

Franklin (Lin) Earley President and Chief Executive Officer (757) 626-1111 x 307 lin.earley@watersidecapital.com	Julie Stroh Chief Financial Officer (757) 626-1111 x 301 julie.stroh@watersidecapital.com

Waterside Capital to be Delisted from Nasdaq

VIRGINIA BEACH, VA – January 7, 2010 – On December 22, 2009, Waterside Capital Corporation (Nasdaq: WSCC), a Small Business Investment Company (SBIC), announced it received written notice from Nasdaq informing the Company that it had not regained compliance with the Market Value of Publicly Held Shares (“MVPHS”) requirement for continued listing, as set forth in Nasdaq Listing Rule 5550(a)(5). Accordingly, the Company’s securities would be delisted from The Nasdaq Stock Market. The Company stated that it intended to take action to appeal the delisting determination.

On January 7, 2010, after further consideration and evaluation, the Company determined that the best course of action for the Company was to stop the appeal process with Nasdaq and be delisted from The Nasdaq Stock Market. The Company’s common stock will be suspended effective at the open of business on Monday, January 11, 2010, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market. It is anticipated that on Monday, January 11, 2010, the Company’s common stock will be available for quotation on the Pink OTC Markets, Inc. (the “Pink Sheets”) under the symbol “WSCC”. As of January 11, 2010, the Company’s real-time level 2 quotes may be found at: http://www.pinksheets.com/pink/quote/quote.jsp?symbol=wscc

About Waterside Capital Corporation

Waterside Capital Corporation is a Small Business Investment Company (SBIC) headquartered in Virginia Beach, Virginia with a portfolio of approximately $18.0 million of loans and investments in 13 companies located primarily in the Mid-Atlantic region. Waterside Capital’s individual investments range from $500,000 to over $3 million. Visit Waterside’s web site at www.watersidecapital.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” including Waterside’s optimism regarding the growth of its portfolio companies (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management—including, but not limited to, investment opportunities, results, performance or expectations—may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors including the risks associated with the performance of the Company’s portfolio companies, dependencies on key employees, delays, interest rates, the level of economic activity, and competition, as well as other risks described from time to time in the Company’s filings with the Securities Exchange Commission, press releases, and other communications.